Exhibit 10.38

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR KEY SALARIED EMPLOYEES OF ENTEGRIS, INC.
(Effective as of January 1, 2024)

PREAMBLE
This Amended and Restated Supplemental Executive Retirement Plan for Key Salaried Employees of Entegris, Inc. (the “Plan”), was adopted effective January 1, 2024 (the “Effective Date”), by Entegris, Inc., a Delaware corporation (including its successors and assigns, the “Company”) for the benefit of certain members of management and highly compensated employees of the Company and its Participating Affiliates (as defined herein).
The Plan was originally adopted, effective April 1, 2001, by the Mykrolis Corporation, a predecessor of the Company, most recently amended and restated by the Company effective January 1, 2009, and thereafter further amended by the Company effective December 15, 2010 (the “Predecessor Plan”). The benefits of a Participant in the Predecessor Plan related to services provided before the Effective Date shall be credited to a Pre-2024 Entegris Account pursuant to Section 7.1 and shall be payable in accordance with the terms of this Plan, consistent with the existing time and form of payment under the Predecessor Plan. As of the Effective Date, there are no remaining “grandfathered benefits” (as defined in the Predecessor Plan).
Article 1
INTRODUCTION
1.1Purposes of Plan. The purposes of the Plan are (a) to provide certain key salaried employees of the Company and its Participating Affiliates with the opportunity to defer a portion of their compensation on an unfunded, nonqualified basis as provided herein, and (b) to provide benefits to such employees that are supplemental to the benefits provided under the Savings Plan.
1.2Status of Plan. The Plan is intended to continue to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and as such it is intended that the Plan will continue to be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA.
Article 2
DEFINITIONS
2.1Definitions. For purposes of the Plan, the following capitalized terms shall have the following meanings:
(a)“Account” means a bookkeeping account established and maintained by the Company on behalf of a Participant reflecting amounts credited under the Plan, and includes a Base Salary Deferral Account (for each Calendar Year, starting with the 2024 Calendar Year), a Bonus Deferral Account (for each Calendar Year, starting with the 2024 Calendar Year), a Supplemental Contributions Account, a Discretionary Contribution Account and a Pre-2024 Entegris Account. An Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his or her Beneficiary under the Plan.
(b)“Administrator” means the Management Development and Compensation Committee of the Board, or such successor committee of the Board thereto.
(c)“Administrative Committee” means the Administrative Committee appointed pursuant to the Savings Plan. To the extent that the Administrative Committee has delegated any of its authority to an officer or other employee of the Company or other individual or entity pursuant to Section 3.3, references to the Administrative Committee in the Plan shall refer to the officer, employee, person or entity to whom the Administrative Committee delegated its authority with respect to the matter so delegated.
(d)“Affiliated Group” means all business entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining whether a controlled group of corporations exists under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations. The term “Affiliated Group” shall be interpreted in a manner consistent with the definition of “service recipient” in Section 409A.
(e) “Base Salary” of a Participant for a Calendar Year means the annual base rate of cash compensation payable by the Company or a Participating Affiliate to the Participant related to services performed during the Calendar Year, prior to reduction for any deferrals under the Plan, the Savings Plan or any other plan of the Company or a Participating Affiliate under Section 125 of the Code. For purposes of the Plan, Base Salary payable after the last day of a Calendar Year related solely to services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such Calendar Year shall be treated as related to services performed during the subsequent Calendar Year. For the avoidance of doubt, Base Salary does not include Bonuses, other incentive cash compensation, commissions, severance payments, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments.
(f)“Base Salary Deferral Account” of a Participant for a Calendar Year means the bookkeeping account established and maintained by the Company on behalf of the Participant for the Calendar Year pursuant to Section 5.4(a) reflecting the amount of Base Salary deferred by the Participant for the Calendar Year and credited under the Plan, and as adjusted pursuant to Article 9.
(g)“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with Article 11 to receive payment of the Participant’s Accounts in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his or her Accounts.
(h)"Board” means the Board of Directors of the Company.
(i)“Bonus” for a Participant for a Calendar Year means the cash incentive compensation payable by the Company or a Participating Affiliate to the Participant related to services performed during the Calendar Year under an annual bonus or incentive arrangements designated by the Administrative Committee as eligible for deferral under the Plan and listed on Schedule B hereto for the Calendar Year.
(j)“Bonus Deferral Account” of a Participant for a Calendar Year means the bookkeeping account established and maintained by the Company on behalf of the Participant for the Calendar Year pursuant to Section 5.5(a) reflecting the amount of Bonus deferred by the Participant for the Calendar Year and credited under the Plan, and as adjusted pursuant to Article 9.

(k)“Calendar Year” means a 12-month period beginning January 1 of each year and continuing through December 31 of such year.
(l) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations or any other authoritative guidance issued thereunder, as may be amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
(m)“Company Contribution” means a Supplemental Contribution and/or a Discretionary Contribution.
(n)“Company Supplemental Contribution Percentage” for a Calendar Year means the rate determined by the Administrative Committee for such Calendar Year, which may not exceed six percent (6%) unless approved by the Administrator.
(o)“Compensation” means Base Salary and/or Bonus.
(p)“Discretionary Contribution Account” of a Participant means the bookkeeping account established and maintained by the Company pursuant to Section 6.4 on behalf of a Participant reflecting a Discretionary Contribution credited for the benefit of the Participant under the Plan, and as adjusted pursuant to Article 9.
(q)“Election Form” means the form(s) on which a Participant elects to defer Compensation under the Plan, specifies the Time of Payment and/or Form of Payment of an Account, specifies the Hypothetical Investment(s) for the Participant’s aggregate Accounts, or designates a Beneficiary or Beneficiaries. If and to the extent the Administrative Committee permits elections under the Plan to be made electronically, the Election Form will be the electronic procedure by which the elections are made.
(r)“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations or any other authoritative guidance issued thereunder, as may be amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
(s)“Form of Payment” of an Account means the form in which such Account is paid, as determined in accordance with the terms of the Plan, which may be a lump sum or two to 10 annual installments.
(t) “Highly Compensated Employee” for a Calendar Year means an employee of the Company or a Participating Affiliate who received during the preceding Calendar Year or is expected to receive during the Calendar Year compensation in an amount that will exceed the dollar limit provided by Section 414(q) of the Code (e.g., $150,000 for 2023) for such preceding Calendar Year or Calendar Year, as applicable. For purposes of the definition of Highly Compensated Employee in this Section 2.1(t), “compensation” means the sum of all amounts treated as compensation under Section 415(c)(3) of the Code.
(u)“Participant” means any Eligible Employee who is selected by the Administrative Committee to participate in the Plan pursuant to Section 4.2, and: (i) who elects to defer Compensation under the Plan; or (ii) for whose benefit the Company credits a Company Contribution under the Plan. The term “Participant” shall also include a former Participant who continues to be entitled to a benefit under the Plan or Predecessor Plan.

(v)“Participating Affiliate” means a member of the Affiliated Group other than the Company that is designated as a Participating Affiliate in the Plan by the Administrative Committee. The Participating Affiliates as of the Effective Date are set forth on Schedule A hereto.
(w)“Pre-2024 Entegris Account” of a Participant who participated in the Predecessor Plan means the bookkeeping account established and maintained by the Company on behalf of the Participant pursuant to Section 7.1 reflecting the benefits accrued by the Participant in the Predecessor Plan related to services provided before the Effective Date, and as adjusted pursuant to Article 9. A Participant’s Pre-2024 Entegris Account may be subdivided into one or more subaccount.
(x)“Savings Plan” means the Entegris, Inc. 401(k) Savings Plan, as amended or restated from time to time, and any successor plan thereto.
(y)“Savings Plan Eligible Compensation” of a Participant for a Calendar Year means the Participant’s eligible compensation for purposes of matching contributions under the Savings Plan for such Calendar Year, determined without regard to the limit under Section 401(a)(17) of the Code.
(z)“Section 409A” means Section 409A of the Code.
(aa)“Separation from Service” means the Participant’s “separation from service” from the Affiliated Group within the meaning given such term by Section 409A, treating a Separation from Service as an anticipated permanent reduction in the level of bona fide services to 20% or less of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period during which the Participant performed services for the Affiliated Group, if that is less than 36 months).
(ab)“Supplemental Contributions Account” of a Participant means the bookkeeping account established and maintained by the Company on behalf of a Participant pursuant to Section 6.3 reflecting the Supplemental Contributions credited for the benefit of the Participant under the Plan, as well as any Discretionary Contributions which are not credited to a Discretionary Contribution Account, and as adjusted pursuant to Article 9.
(ac)“Time of Payment” of an Account means the time when such Account is to be paid or commence to be paid, as determined in accordance with the terms of the Plan, which generally may be either the first March or September that is at least six months following a Participant’s Separation from Service or the March of a specified Calendar Year.
(ad)“Unforeseeable Emergency” with respect to a Participant means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In making its determination, the Administrative Committee shall be guided by the prevailing authorities applicable under Section 409A.
2.2Additional Definitions. The following capitalized terms have the meanings given such terms in the article or section of the Plan indicated below:
“Company”    Preamble
“Claimant”    Section 12.1(a)
“Deferral Election”    Section 5.1

“Discretionary Contribution”    Section 6.2
“Effective Date”    Preamble
“Eligible Employee”    Section 4.1
“FICA Amount”    Section 10.4(b)
“Hypothetical Investment”    Section 9.1
“JAMS”    Section 12.2
“Plan”     Preamble
“Predecessor Plan”    Preamble
“Specified Employee”    Section 7.1
“Supplemental Contribution”    Section 6.1
2.3Construction. The masculine gender as used herein shall include the feminine and the singular shall include the plural, and vice versa, unless the context indicates otherwise. The titles and headings given to the various articles, sections, subsections and schedules of the Plan are for convenience of reference only and do not form part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.
Article 3
ADMINISTRATION
3.1General. The Administrative Committee shall be responsible for the administration of the Plan and for carrying out the provisions hereof. In general, the Administrative Committee shall have full and complete discretionary authority to carry out the provisions of the Plan. In particular, the Administrative Committee shall have full discretionary authority to: (a) interpret the provisions of the Plan and resolve all questions arising in the administration, interpretation and application of the Plan; (b) determine all questions of eligibility and of the status or rights of Participants, Beneficiaries and other persons under the Plan; (c) determine the amount, form and timing of benefits payable under the Plan and the recipient thereof, in accordance with the terms of the Plan, and to resolve any claim for benefits under the Plan; (d) add or remove any entity to or from Schedule A for a Calendar Year so long as such change is made prior to the annual enrollment for such Calendar Year; (e) add or remove any annual bonus or incentive arrangement to or from Schedule B for a Calendar Year so long as such change is made prior to the annual enrollment for such Calendar Year; (f) reduce the maximum deferral limits for a Calendar Year pursuant to Section 5.3; (g) add or discontinue any Hypothetical Investment, and designate the reallocation of any discontinued Hypothetical Investment pursuant to Section 9.1; (h) establish rules for the administration of the Plan and prescribe the Election Forms and any other forms required to administer the Plan; (i) engage advisors and consultants, including without limitation legal and accounting advisors, and rely on recommendations therefrom; (j) correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan; and (k) take such other actions as are determined by the Administrative Committee to be necessary or advisable for the proper administration of the Plan.
3.2Actions of the Administrative Committee. All determinations, interpretations, rules and decisions of the Administrative Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. Any interpretation, determination or other action of the Administrative Committee shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final action or decision of the Administrative Committee shall be based solely on the evidence presented to or considered by the Administrative Committee at the time it made the decision that is the subject of review.
3.3Delegation. The Administrative Committee shall have the power to delegate any of its duties or responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation by the Administrative Committee may allow further delegations by the officer, employee, individual or entity to which the delegation is made. The Administrative Committee may rescind any delegation at any time. Each officer, employee, individual or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other officer, employee, individual or entity.
3.4Conflict of Interest. Any discretionary action by the Administrative Committee under the Plan that affects the rights or benefits under the Plan of an individual who is a member of the Administrative Committee (other than an action of general applicability to all Participants) must be approved by the Administrator.
3.5Indemnification. The Company shall indemnify and hold harmless each director, officer and employee of the Company (other than a Participant with respect to his or her own benefits under the Plan) and each other individual and entity to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. The amount of the indemnification shall be offset by all amounts received by such person under any liability insurance policies.
Article 4
ELIGIBILITY, SELECTION AND ENROLLMENT
4.1Eligibility. Participation in the Plan for a Calendar Year shall be limited to Highly Compensated Employees of the Company and its Participating Affiliates for the Calendar Year who are determined by the Administrative Committee to be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and who are selected by the Administrative Committee to participate in the Plan for the Calendar Year pursuant to Section 4.2 (the “Eligible Employees”).
4.2Selection.
(a)Generally. By November 1 (or such other date established by the Administrative Committee) preceding a Calendar Year, the Administrative Committee will determine the individuals who qualify as Eligible Employees for the Calendar Year and shall notify those individuals of their eligibility to participate in the Plan for the Calendar Year. In lieu of determining the specific individuals who will be Eligible Employees for a Calendar Year, the Administrative Committee may establish eligibility criteria (consistent with the requirements of Section 4.1) for the Calendar Year and provide that all individuals who satisfy such criteria shall be Eligible Employees for the Calendar Year. An Eligible Employee who is not already participating in the Plan at the time of notification shall commence participation in the Plan on January 1 of the Calendar Year subsequent to the Calendar Year during which the individual is notified he or she is eligible for participation in the Plan and satisfies the enrollment requirements of Section 4.3.
(b)Special Situations. In the event that the Administrative Committee determines that an Eligible Employee will first become a Participant during a Calendar Year, the Administrative Committee shall notify such individual of its determination and the Eligible Employee shall first become a Participant as of the date such notification is given.
4.3Enrollment Requirements. As a condition to participation in the Plan, an Eligible Employee must complete, execute and return to the Administrative Committee the Election

Form(s) requested by the Administrative Committee within the time specified by it. In addition, the Administrative Committee may establish such other enrollment requirements as it determines are necessary or advisable.
4.4Termination. An individual’s right to defer Compensation shall cease on the last day of the Calendar Year in which he or she ceases to be an Eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant, but any Bonus for that Calendar Year will be deferred in accordance with any Deferral Election for that Bonus, even if the Bonus is paid in the following Calendar Year.
Article 5
COMPENSATION DEFERRALS
5.1Annual Deferral Elections. Except as otherwise permitted by Section 5.2, each Eligible Employee for a Calendar Year may elect to defer a percentage (in whole number percentages) of his or her Base Salary and/or Bonus related to services performed during the Calendar Year, up to the applicable maximum permitted by Section 5.3, by filing an Election Form with the Administrative Committee (a “Deferral Election”) by December 31 of the Calendar Year preceding the Calendar Year during which the services related to the Base Salary or Bonus are to be performed (or such earlier date as specified by the Administrative Committee). For example, a Deferral Election for Base Salary related to services to be provided in Calendar Year 2024 must be filed no later than December 31, 2023, and a Deferral Election for a Bonus related to services to be provided in Calendar Year 2024 (even if payable in Calendar Year 2025) must be filed no later than December 31, 2023. Deferral Elections for Base Salary or Bonus related to services to be performed during a Calendar Year shall become irrevocable as of December 31 of the preceding Calendar Year.
5.2Special Situations. Notwithstanding Section 5.1, an individual who first becomes an Eligible Employee during a Calendar Year pursuant to Section 4.2(b) may make a Deferral Election for such Calendar Year by filing an Election Form no later than 30 days following the date that notification of eligibility is given to the extent permitted by Section 409A; provided, however, such Deferral Election will only apply to the Base Salary and Bonus related to services performed during the Calendar Year after the date that is 30 days following the date that notification of eligibility is given. Deferral Elections for Base Salary or Bonus related to services performed during the remainder of a Calendar Year shall become irrevocable as of the date that is 30 days following the date that notification of eligibility is given.
5.3Maximum Deferral. Unless the Administrative Committee provides otherwise for a Calendar Year, an Eligible Employee may elect to defer up to 50% of his or her Base Salary and up to 85% of his or her Bonus for a Calendar Year related for services provided during the Calendar Year. The Administrative Committee may increase or decrease the maximum deferral limits for any Calendar Year as it may determine in its sole and absolute discretion. If a Deferral Election for a Calendar Year is made for more than the maximum percentage permitted for the Calendar Year, then the Deferral Election shall default to the applicable maximum percentage for the Calendar Year.
5.4Base Salary Deferral Account.
(a)Crediting. The amount of Base Salary deferred by a Participant for a Calendar Year shall be credited to a Base Salary Deferral Account established and maintained by the Company for the Participant for such Calendar Year. Unless otherwise provided by the Administrative Committee, the amount of Base Salary deferred shall be credited at the time that the deferred Base Salary would otherwise have been paid to the Participant.

(b)Time of Payment Election. As part of a Participant’s Deferral Election for Base Salary related to services performed during a Calendar Year, the Participant may elect on an Election Form for the Time of Payment for the applicable Base Salary Deferral Account to be either:
(i)the first March or September that is at least six months following the Participant’s Separation from Service; or
(ii)the earlier of (1) the March of a specified Calendar Year that is at least five years later than the Calendar Year to which the Base Salary Deferral Account relates (for example, the earliest specified Calendar Year for payment of a Base Salary Deferral Account for Calendar Year 2024 would be Calendar Year 2029), and (2) the first March or September that is at least six months following the Participant’s Separation from Service.
In the event that a Participant does not timely elect the Time of Payment for a Base Salary Deferral Account for a Calendar Year, the Time of Payment for such Base Salary Deferral Account shall be the first March or September that is at least six months following the Participant’s Separation from Service.
(c)Form of Payment Election. As part of a Participant’s Deferral Election for the deferral of Base Salary related to services performed during a Calendar Year, , the Participant may also elect on an Election Form for the Form of Payment of the applicable Base Salary Deferral Account to be a lump sum, or two to 10 annual installments. If a Participant does not timely elect a Form of Payment for a Base Salary Deferral Account for a Calendar Year, then the Form of Payment of the Base Salary Deferral Account shall be a lump sum. Except as otherwise permitted by Article 8, a Participant may not change the Form of Payment for a Base Salary Deferral Account.
5.5Bonus Deferral Account.
(a)Crediting. The amount of Bonus deferred by a Participant for a Calendar Year shall be credited to a Bonus Deferral Account established and maintained by the Company for the Participant for such Calendar Year. Unless otherwise provided by the Administrative Committee, the amount of Bonus deferred shall be credited at the time that the Bonus would otherwise have been paid to the Participant.
(b)Time of Payment Election. As part of a Participant’s Deferral Election for Bonus related to services performed during a Calendar Year, the Participant may elect on an Election Form for the Time of Payment for the applicable the Bonus Deferral Account to be either:
(i)the first March or September that is at least six months following the Participant’s Separation from Service; or
(ii)the earlier of (1) the March of a specified Calendar Year that is at least five years later than the Calendar Year to which the Bonus Deferral Account relates (for example, the earliest specified Calendar Year for payment of a Bonus Deferral Account for Calendar Year 2024 would be Calendar Year 2029), and (2) the first March or September that is at least six months following the Participant’s Separation from Service.
In the event that a Participant does not timely elect the Time of Payment for a Bonus Deferral Account for a Calendar Year, the Time of Payment for such Bonus Deferral Account shall be the first March or September that is at least six months following the Participant’s Separation from Service.

(c)Form of Payment Election. As part of a Participant’s Deferral Election for the deferral of Bonus related to services performed during a Calendar Year, , the Participant may also elect on an Election Form for the Form of Payment of the applicable Bonus Deferral Account to be a lump sum, or two to 10 annual installments. If a Participant does not timely elect a Form of Payment for a Bonus Deferral Account for a Calendar Year, then the Form of Payment of the Bonus Deferral Account shall be a lump sum. Except as otherwise permitted by Article 8, a Participant may not change the Form of Payment for a Bonus Deferral Account.
5.6Vesting. A Participant shall at all times be 100% vested in his or her Base Salary Deferral Accounts and Bonus Deferral Accounts.
Article 6
COMPANY CONTRIBUTIONS
6.1Supplemental Contributions. If an Eligible Employee both (a) defers to the Savings Plan the maximum elective contributions permitted to the Savings Plan for a Calendar Year (disregarding whether the Eligible Employee elected to make any catch-up contributions under Section 414(v) of the Code for the Calendar Year) on the Eligible Employee’s Savings Plan Eligible Compensation, and (b) remains actively employed with the Company or a Participating Affiliate on December 31 of the Calendar Year, then the Company shall credit the Eligible Employee an amount (a “Supplemental Contribution”) equal to the Company Supplemental Contribution Percentage for the Calendar Year multiplied by the sum of (i) the Participant’s Savings Plan Eligible Compensation for the Calendar Year in excess of the limit under Section 401(a)(17) of the Code for the Calendar Year, and (ii) the amount of Base Salary or Bonus deferred under Sections 5.4(a) and 5.5(a) of this Plan, respectively, that would otherwise have been Savings Plan Eligible Compensation paid to the Participant in the Calendar Year. Unless the Administrative Committee provides otherwise, a Supplemental Contribution for a Calendar Year pursuant to this Section 6.1 shall be credited during the first quarter of the following Calendar Year.
6.2Discretionary Contributions. In its sole discretion, the Administrator may credit an Eligible Employee a discretionary amount for a Calendar Year (a “Discretionary Contribution”). Discretionary Contributions made under this Section 6.2 need not be made to all Eligible Employees, and the amount of such Discretionary Contributions need not be uniform among the Eligible Employees receiving such Discretionary Contributions. Any Discretionary Contribution credited pursuant to this Section 6.2 shall vest according to the vesting schedule, be credited at the time, and be payable at the Time of Payment and in the Form of Payment, specified by the Administrator on or before the time the Discretionary Contribution is made.
6.3Supplemental Contributions Account.
(a)Supplemental Contributions. Any Supplemental Contribution on behalf of a Participant shall be credited to the Supplemental Contributions Account established and maintained by the Company for the Participant. The Time of Payment of a Participant’s Supplemental Contributions Account shall be the first March or September that is at least six months following the Participant’s Separation from Service. Except as otherwise provided by Section 6.3(b), for the first Calendar Year for which an Eligible Employee will be a Participant, the Participant may elect on an Election Form for the Form of Payment of his or her Supplemental Contributions Account to be a lump sum, or in two to 10 annual installments. In the event that a Participant does not timely elect a Form of Payment for his or her Supplemental Contributions Account, the Form of Payment for the Supplemental Contributions Account will be a lump sum. Except as otherwise permitted by Article 8, a Participant may not change the Form of Payment for the Supplemental Contributions Account.

(b)Special Situations. Notwithstanding Section 6.3(a), for an Eligible Employee who first becomes a Participant during a Calendar Year pursuant to Section 4.2(b) and earns a Supplemental Contribution for the Calendar Year, such Supplemental Contribution shall be credited to a separate Supplemental Contributions Account for that Calendar Year and the Time of Payment of such separate Supplemental Contributions Account shall be the first March or September that is at least six months following the Participant’s Separation from Service and the Form of Payment of such separate Supplemental Contributions Account will be a lump sum. Except as otherwise permitted by Article 8, a Participant may not change the Form of Payment for the Supplemental Contributions Account.
(c)Certain Discretionary Contributions. In addition, if the Discretionary Contribution on behalf of a Participant is not subject to vesting, and the Administrator does not specify a Time of Payment or the Form of Payment for the Discretionary Contribution that differs from the Time of Payment and Form of Payment of the Participant’s Supplemental Contributions Account, then the Discretionary Contribution shall be credited to the Participant’s Supplemental Contributions Account.
6.4Discretionary Contribution Account. If the Discretionary Contribution on behalf of a Participant is subject to vesting, or if the Administrator specifies a Time of Payment or Form of Payment for the Discretionary Contribution that differs from the Time of Payment or Form of Payment of the Participant’s Supplemental Contributions Account, then the Discretionary Contribution shall be credited to a Discretionary Contribution Account established and maintained by the Company for the Participant for such Discretionary Contribution, and the Administrative Committee shall specify the Time of Payment and Form of Payment for the Discretionary Contribution. A Participant may not change the Form of Payment for a Discretionary Contribution Account. If a Discretionary Contribution is subject to vesting and all or a portion of the Discretionary Contribution does not vest and is forfeited, the portion of the Discretionary Contribution forfeited (as adjusted pursuant to Article 9) will be deducted from the Discretionary Contribution Account as of the date of forfeiture.
6.5Vesting. A Participant shall at all times be 100% vested in his or her Supplemental Contributions Account. A Participant’s Discretionary Contribution Account will vest in accordance with the terms specified by the Administrator for the Discretionary Contribution on or before the date that the Discretionary Distribution is declared.
6.6Conditions on Payment. The Administrator may adopt a requirement that conditions the payment of a Participant’s Supplemental Contributions Account and Discretionary Contribution Account(s) on the execution of an effective general waiver and release, and/or agreement with restrictive covenants, each in such form as provided by the Administrator, and/or such other condition as the Administrator shall specify; provided, however, such requirement or condition shall only apply to benefits accrued under a Participant’s Supplemental Contributions Account and Discretionary Contribution Account(s) after the date of adoption. The Administrator will attach any requirement or condition adopted pursuant to this Section 6.6 to the Plan as a Schedule and make a copy of such Schedule available to Participants.
Article 7
PRE-2024 ENTEGRIS ACCOUNTS
7.1Pre-2024 Entegris Account. The benefits of a Participant in the Predecessor Plan related to services provided before the Effective Date, as adjusted pursuant to the Predecessor Plan through December 31, 2023, shall be credited to a Pre-2024 Entegris Account established and maintained by the Company for the Participant on the Effective Date. A Participant’s Pre-2024 Entegris Account may be subdivided into one or more subaccount. The Time of

Payment of a Participant’s Pre-2024 Entegris Account (or subaccounts of thereof) will be the Participant’s Separation from Service and the Form of Payment will be a lump sum; payment will be made within 90 days following the Participant’s Separation from Service, provided, however, if the Participant is a Specified Employee as of the date of the Participant’s Separation from Service, then the Time of Payment of the Participant’s Pre-2024 Entegris Account will instead be the date that is six months following the date of the Participant’s Separation from Service. “Specified Employee” means a Participant who on the date of the Participant’s Separation from Service is or was a “key employee” (as determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the Treasury Regulations thereunder and disregarding Section 415(i)(5) of the Code) at any time during (a) if the date of the Separation from Service is April 1 through December 31, the preceding Calendar Year, or (b) if the date of the Separation from Service is January 1 through March 31, the second Calendar Year preceding the Calendar Year in which the Separation from Service occurs (e.g. 2023 for a Separation from Service occurring January 1 through March 31 of 2025).
7.2Vesting. A Participant shall at all times be 100% vested in his or her Pre-2024 Entegris Account.
Article 8
CHANGES TO FORM OF PAYMENT
8.1Change to Form of Payment Election. Subject to this Article 8 and any terms or restrictions that may be imposed by the Administrative Committee, a Participant may elect to change the Form of Payment respect to a Base Salary Deferral Account or a Bonus Deferral Account for any Calendar Year, or the Supplemental Contributions Account, to another permissible Form of Payment (e.g., lump sum or two to 10 annual installments) by filing a new Election Form with the Administrative Committee for such Account. A Participant may only make a subsequent election to change the Form of Payment for any given Account once. Subsequent elections to change the Form of Payment of an Account shall become irrevocable after the date made.
8.2Limitations on Change to Form of Payment. Any subsequent election by a Participant to change the Form of Payment of any Account pursuant to Section 8.1 shall be subject to the following limitations, in addition to any terms or restrictions that may be imposed by the Administrative Committee:
(a)if the Form of Payment for the Account that is to be changed is the earlier of the March of a specified Calendar Year and the first March or September that is at least six months following the Participant’s Separation from Service, then the subsequent election to change the Form of Payment must be made not less than 12 months before March 1 of the specified Calendar Year; if the subsequent election is not timely made, the change shall not be effective and the prior Form of Payment for the Account shall continue to apply; and
(b)regardless of the Form of Payment for the Account that is to be changed, the subsequent election to change the Form of Payment shall not take effect until the 12-month anniversary of the date on which the subsequent election is made; if the Participant has a Separation from Service before the 12-month anniversary of the date on which the subsequent election is made, the change shall not be effective and the prior Form of Payment for the Account shall continue to apply.
8.3Effects of Change to Form of Payment.
(a)Effects. If a subsequent election by a Participant to change the Form of Payment of any Account pursuant to Section 8.1 becomes effective pursuant to Section 8.2,

then (i) the Time of Payment for the affected Account shall be delayed by five years, and (ii) to the extent any benefits accrued under a Participant’s Supplemental Contributions Account or Discretionary Contribution Account(s) before the date of the subsequent election were not subject to a condition on payment imposed pursuant to Section 6.6, such benefits accrued prior to the date of the subsequent election shall become subject to any condition on payment imposed pursuant to Section 6.6.
(b)Examples. The following examples show how the five-year delay is applied:
(i)if the Account was payable on the first March or September that is at least six months following the Participant’s Separation from Service, then the Account will become payable on the first March or September that is at least six months following the five-year anniversary of the Participant’s Separation from Service; and
(ii)if the Account was payable on the earlier of the March of a specified Calendar Year and the first March or September that is at least six months following the Participant’s Separation from Service, then the Account will become payable on the earlier of the March of the fifth Calendar Year following the previously specified Calendar Year and the first March or September that is at least six months following the five-year anniversary of the Participant’s Separation from Service).
8.4Ineligible Accounts. A Participant may not elect to change the Form of Payment of his or her Pre-2024 Entegris Account or any Discretionary Contribution Account.
Article 9
ACCOUNT INVESTMENT
9.1Hypothetical Investments. The Administrative Committee shall establish from time to time the hypothetical investment(s) made available under the Plan for purposes of valuing Accounts (each, an “Hypothetical Investment”). At any time, the Administrative Committee may, in its discretion, add one or more additional Hypothetical Investments under the Plan. In addition, the Administrative Committee, in its sole discretion, may discontinue any Hypothetical Investment at any time, and provide for the portions of Participants’ Accounts designated to the discontinued Hypothetical Investment to be reallocated to another Hypothetical Investment.
9.2Account Adjustments for Hypothetical Investments. While a Participant’s Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Accounts shall be adjusted in accordance with the Hypothetical Investment(s), subject to the conditions and procedures set forth herein or established by the Administrative Committee from time to time. Any notional cash earnings generated under a Hypothetical Investment (such as interest and cash dividends and distributions) shall, at the Administrative Committee’s sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investment(s) designated by the Administrative Committee. All notional acquisitions and dispositions of Hypothetical Investments under a Participant’s Account shall be deemed to occur at such times as the Administrative Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Accounts shall be adjusted accordingly. In addition, a Participant’s Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Administrative Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Hypothetical Investment for the Participant’s Accounts.
9.3Direction of Hypothetical Investments. Subject to the terms of the Plan and applicable laws, the Administrative Committee may allow Participants to designate how they would prefer the aggregate of their Accounts be deemed to be invested among the Hypothetical Investments made available by the Administrative Committee, subject to any limitations, operating rules and procedures as may be required by the Administrative Committee or its designated agents from time to time; provided, however, the Administrative Committee shall have the authority to specify an allocation of all or a portion of any Participant’s Accounts among one or more Hypothetical Investments different from the allocation designated by the Participant, in which case the designation by the Administrative Committee shall control. If Participants are allowed to designate how they would prefer the aggregate of their Accounts be deemed to be invested and one of the Hypothetical Investments made available relates to the ownership interests of the Administrative Committee, the Administrative Committee shall adopt such administrative procedures and limitations on the ability of Participants to allocate Accounts to or out of such Hypothetical Investment as the Administrative Committee determines necessary or advisable to avoid a violation of applicable laws. Each Account shall be adjusted to reflect the aggregate performance of the Hypothetical Investment(s).
9.4No Guarantee of Return. Neither the Company, its Participating Affiliates, the Administrator nor the Administrative Committee make any representation or guarantee regarding whether and to what extent there will be any increase or decrease in the value of a Participant’s Accounts. It is possible that a Participant’s Accounts will go down in value. The Company, its Participating Affiliates, the Administrator and the Administrative Committee shall not be liable or responsible for, and the Participant assumes all risk in connection with, any decrease (or lack of increase) in the Participant’s Accounts.
Article 10
PAYMENT OF ACCOUNTS
10.1Payments. Each of a Participant’s Accounts will be paid at the Time of Payment and in the Form of Payment applicable to that Account, as determined pursuant to Section 5.4 for Base Salary Deferral Account, Section 5.5 for a Bonus Deferral Account, and Section 6.3 for the Supplemental Contributions Account, in each case subject to any applicable delay under Section 8.3, and pursuant to Section 6.4 for a Discretionary Contribution Account and Section 7.1 for a Pre-2024 Entegris Account. Notwithstanding the foregoing, in the event of the death of a Participant, the balance of the Participant’s Accounts will be paid to the Participant’s Beneficiary or Beneficiaries in a lump sum no later than December 31 of the Calendar Year following the Calendar Year that includes the date of the Participant’s death.
10.2Amount of Payment. The amount of payment for a Participant’s Account shall be the vested value of an Account (as adjusted pursuant to Article 9) through a date (determined by the Administrative Committee in its sole discretion) preceding the date on which the payment is made.
10.3Installment Payments. In the event that an Account is payable in installments, the amount of each installment will be the value of the Account as of the installment payment date, determined in accordance with Section 10.2, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments (e.g., if the Participant elected to have an Account paid in five installments, the first annual installment payment would be the amount of the Participant’s Account multiplied by 1/5, the second annual installment payment would be the remaining amount of the Participant’s Account multiplied by 1/4, etc.).
10.4Acceleration of Payments. Except as specifically permitted by this Section 10.4 or in other sections of the Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Administrative Committee in the following circumstances, subject to and in accordance with the provisions of Section 1.409A-3(j)(4) of the Treasury Regulations:
(a)De Minimis Cash-Out. The Administrative Committee shall have the discretion to require a mandatory lump sum payment of a Participant’s aggregate Accounts, provided that: (i) the payment results in the termination and liquidation of the Participant’s interest in the Plan and all arrangements which would be aggregated with the Plan under Section 409A; and (ii) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the Calendar Year of acceleration (e.g., $22,500 for 2023).
(b)Payment of FICA Taxes. The Plan will permit the acceleration of the Time of Payment to pay the Federal Insurance Contributions Act (FICA) taxes imposed on compensation deferred by a Participant under the Plan (the “FICA Amount”). Additionally, the Plan will permit the acceleration of the time or schedule of a payment to pay the income tax at source on wages imposed as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding wages and taxes. However, the total payment under this acceleration provision will not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.
(c)Payment upon Income Inclusion under Section 409A. The Plan will permit the acceleration of the time or schedule of a payment to a Participant at any time the Plan fails to meet the requirements of Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A.
10.5Delay of Payments. The Administrative Committee may, in its sole discretion, delay the time of a payment under the Plan to a time otherwise permitted under Section 409A in accordance with the requirements, restrictions and limitations of Section 1.409A-2(b)(7) of the Treasury Regulations.
10.6Actual Date of Payment. To the extent permitted by Section 409A:
(a)If calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant (or the Participant’s Beneficiary), the payment may be delayed, provided that the payment must be made as soon as calculation of the amount of the payment is administratively practicable. The inability of the Administrative Committee to calculate the amount or timing of a payment due to a failure of the Participant (or the Participant’s Beneficiary) to provide reasonably available information necessary to make such calculation does not constitute an event beyond the control of the Participant.
(b) If the making of a payment at the date specified under the Plan would jeopardize the ability of the Company to continue as a going concern, the payment may be delayed, provided that the payment must be made as soon as administratively practicable after the making of the payment would not have such effect.
10.7Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Administrative Committee to receive a partial or full payout of vested amounts credited to the Participant’s Accounts. The Administrative Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Account(s) from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the vested balance of the Participant’s Accounts or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Section 10.7, the Administrative Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Administrative Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
10.8Discharge of Obligations. The payment to a Participant or his or her Beneficiary of the Participant’s Accounts shall discharge all obligations of the Company to such Participant and his or her Beneficiary under the Plan.
10.9Payment to Representative; Uncertainty as to Recipient.
(a)Incompetency. Any person entitled to receive a payment under the Plan shall be presumed to be mentally competent until the date on which the Administrative Committee receives a written notice in a form and manner acceptable to the Administrative Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. If a guardian, conservator or other person legally vested with the interest of the estate of any person receiving or claiming payments under the Plan is appointed, payments under the Plan may be made to such guardian, conservator or other person provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrative Committee.
(b)Minors. If a distribution is to be made to a minor and no guardian or conservator has been appointed with respect to such minor, payments under the Plan may be made to a parent of such minor or an adult with whom the minor maintains his residence, or to the custodian for such minor under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act, if such is permitted by the laws of the state in which the minor resides.
(c)Uncertainty. Notwithstanding Section 10.1, the Administrative Committee may, at its option, in the event of doubt as to the proper individual or entity entitled to receive payment under the Plan, pay over any and all sums of money to a court of appropriate jurisdiction, as determined by the Administrative Committee in its sole discretion, to await disposition after determination of the rightful individual or entity entitled thereto by final judgment or otherwise.
(d)Discharge of Liability. Any payments made in accordance with this Section 10.9 shall be a complete discharge of any liability of the Company for such payments. There shall be no accrual of interest or other earnings on payments delayed pending determination of the proper recipient under this Section 10.9.
Article 11
BENEFICIARY DESIGNATION
11.1Designation. Each Participant may designate any person or persons to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Administrative Committee, and shall be effective only when filed in writing with the Administrative Committee during the Participant’s lifetime. For Participants who made a beneficiary designation under the Predecessor Plan prior to the Effective Date, such beneficiary designation will apply to the Participant’s benefits under the Plan (including the Participant’s Pre-2024 Entegris Account) until changed from time to time by the Participant by filing a new designation pursuant to this Section 11.1.
11.2No Valid Designation. In the absence of a valid Beneficiary designation, or if, at the time of a Participant’s death, there is no living Beneficiary validly named by the Participant, the Company shall pay the deceased Participant’s Accounts to the Participant’s estate, which shall be considered the Beneficiary for purposes of the Plan.
11.3Uncertainty. If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Company may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Administrative Committee deems to be appropriate.
Article 12
CLAIMS PROCEDURES
12.1Claims Procedure. A claim for benefits under the Plan shall be adjudicated in accordance with this Article 12. This Article 12 is based on the claims procedures described in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article 12 conflicts with the requirements of those regulations, the requirements of those regulations will prevail. If and to the extent that the Plan is determined not to be a “pension plan” for purposes of Section 3(2) of ERISA, any references herein to a Claimant’s rights under ERISA shall be void and inapplicable.
(a) Claim. A Participant, Beneficiary or other person who believes he or she is entitled to any Plan benefit under the Plan (a “Claimant”) may file a claim with the Administrative Committee. A claim must be in writing. The Administrative Committee shall review the claim itself or appoint an individual or entity to review the claim.
(b)Claim Decision. The Claimant shall be notified within 90 days after the claim is filed, whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrative Committee or appointee of the Administrative Committee prior to the end of the 90-day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is 180 days after the day the claim is filed as long as the Administrative Committee notifies the Claimant of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. If the Administrative Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication: (i) the specific reasons for such denial; (ii) specific reference to pertinent provisions of the Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim, by providing such material to the Administrative Committee within 45 days, and an explanation why such material or such information is necessary; and (iv) a description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.
(c)Review Procedures.

(i)A request for review of a denied claim must be made in writing to the Administrative Committee within 60 days after receiving notice of denial. The decision upon review will be made within 60 days after the Administrative Committee’s receipt of a request for review. If the Administrative Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant (which will include the expected date of rendering a decision) prior to the termination of the initial period, but in no event will the extension exceed 60 days.
(ii)The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Administrative Committee. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Administrative Committee will give the Claimant, in writing or by electronic notification, a notice containing: (1) its decision; (2) the specific reasons for the decision; (3) the relevant Plan provisions on which its decision is based; (4) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit; (5) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and (6) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.
(d)Calculation of Time Periods. For purposes of the time periods specified in this Article 12, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
(e)Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to the Claimant’s right to commence arbitration pursuant to Section 12.2 or any other form of any legal action with respect to any claim for benefits under the Plan.
12.2Arbitration of Claims. All claims or controversies arising out of or in connection with the Plan shall, subject to the initial claim and review process provided for in Section 12.1, be resolved through arbitration as provided in this Section 12.2. A Claimant requesting arbitration with respect to a claim must notify the Administrative Committee of such request, in writing, on or before the last day of the 12th month beginning after the date such Claimant received a denial on review following exhaustion of the claim and review process described in Section 12.1. Except as otherwise provided or by mutual agreement of the parties, any arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedure then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Company or a Participating Affiliate or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements and costs of the arbitration

(including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.
12.3Knowledge of Facts by Participant Imputed to Beneficiary. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the time periods specified in this Article 12.
Article 13
AMENDMENT, MODIFICATION AND TERMINATION
13.1Amendment. The Administrator may, at any time, amend or modify the Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A, no amendment or modification shall be effective to decrease the value of a Participant’s Account in existence at the time an amendment or modification is made.
13.2Termination. The Administrator reserves the right to terminate and liquidate the Plan in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.
Article 14
MISCELLANEOUS
14.1Participant Information. Each Participant and Beneficiary must inform the Administrative Committee of any change in his or her address. All notices to any person from the Administrative Committee will be sent to the last known address of such person and there will be no further obligation to such person in the event any such communication is not received by the person. In addition, each Participant and Beneficiary will promptly furnish information to the Administrative Committee as to any and all facts which the Administrative Committee may reasonably require concerning any person affected by the terms of the Plan. The Administrative Committee shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.
14.2Corrections. If any fact relating to a Participant, Beneficiary or any other person has been misstated, the correct fact may be used to determine the amount of benefit payable to him or her or to such other person. If overpayments or underpayments have been made because of such incorrect statement, the amount of any future payments may be appropriately adjusted.
14.3Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
14.4Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company or a Participating Affiliate may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Administrative Committee, in its discretion and subject to Section 409A, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.
14.5Loans. No loans to Participants shall be permitted under the Plan.
14.6Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company or any Participating Affiliate and any Eligible Employee or Participant. Nothing in the Plan shall be deemed to give an Eligible Employee or Participant the right to be retained in the employment or service of the Company or any Participating Affiliate or to interfere with the right of the Company or a Participating Affiliate to discipline or discharge the Eligible Employee or Participant at any time.
14.7Unsecured General Creditor Status of Participant. Payment to a Participant, Beneficiary or other person hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and no person shall have any interest in any such asset by virtue of any provision of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company and no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
14.8Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Administrative Committee is unable, after reasonable and diligent effort, to locate the Participant or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Company upon the Administrative Committee’s determination one year after the date the benefit first became payable. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Company to the Participant or Beneficiary, without interest from the date it would have otherwise been paid. Notification by certified or registered mail to the last known address of the person is deemed a reasonable and diligent effort to locate the person.
14.9Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.
14.10Coordination with Other Benefits. The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company or a Participating Affiliate. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
14.11Taxes.
(a)Tax Withholding. For each Calendar Year in which a deferral amount is being withheld from a Participant pursuant to the Plan or unvested amounts under the Plan become vested, the Company or the applicable Participating Affiliate shall withhold from the portion of the Participant’s compensation that is not being deferred, all applicable taxes, and any and all other amounts required to be withheld under Federal, state or local law and other applicable guidance. The Company or the applicable Participating Affiliate will also withhold from any payment made under the Plan to a Participant or Beneficiary, and from any amount taxable under Section 409A, all applicable taxes, and any and all other amounts required to be withheld under Federal, state or local law and other applicable guidance, and the amount withheld shall reduce the amount payable to the Participant or Beneficiary.
(b)Compliance with Section 409A. The benefits under the Plan are intended to comply with the requirements of Section 409A, and the Plan and the forms and materials used in the administration and operation of the Plan shall be interpreted and construed in a manner consistent with such intention. Notwithstanding the foregoing, neither the Company nor any Participating Affiliate represent or guarantee that the benefits under the Plan comply with the requirements of Section 409A, and neither the Company nor any Participating Affiliate shall be liable to any Participant, Beneficiary or other person for any Federal, state or local taxes, penalties or interest imposed on such person as a result of a failure to comply with Section 409A. For purposes of Section 409A, payments to be made in a series of installments shall be treated as separate payments.
(c)Participants Should Consult Advisors. Neither the Administrator, the Administrative Committee, the Company, a Participating Affiliate, nor any of the Company’s or Participating Affiliate’s directors, officers, employees or agents make any representation or warranty with respect to the tax (including Section 409A), financial, estate planning or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.
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IN WITNESS WHEREOF, the Company has caused the Plan to be executed, effective as of the 1st day of January, 2024.
ENTEGRIS, INC.
/s/ Jacinto Vallejo
Jacinto Vallejo, VP Total Rewards